Filed Pursuant to Rule 424(b)(3)
Registration No: 333-167291

PROSPECTUS SUPPLEMENT
To Prospectus Dated June 3, 2010

8,976,112 Shares

Ulta Salon, Cosmetics & Fragrance, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement are offering 8,976,112 shares of our common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ULTA.” The last reported sale price of the common stock on June 10, 2010 was $22.40 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$22.25	$199,718,492.00

Underwriting discount	$0.89	$7,988,739.68

Proceeds to the selling stockholders (before expenses)	$21.36	$191,729,752.32

The selling stockholders have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,346,417 additional shares of common stock on the same terms and conditions set forth above to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about June 16, 2010.

Joint Book-Running Managers

William Blair & Company	Wells Fargo Securities

Piper Jaffray	Thomas Weisel Partners LLC

Raymond James

The date of this prospectus supplement is June 10, 2010

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or to which we have referred you. We and the selling stockholders have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this prospectus supplement.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, the selling stockholders (or their pledgees, donees, transferees, assignees or other successors-in-interest) may offer and sell, from time to time, an aggregate of up to 11,222,529 shares of our common stock under the prospectus. This prospectus supplement contains specific information about the selling stockholders and the terms on which they are offering and selling shares of our common stock. To the extent that any statement made in this prospectus supplement is inconsistent with statements made in the prospectus, the statements made in the prospectus will be deemed modified or superseded by those made in this prospectus supplement. Before you purchase shares of our common stock, you should carefully read this prospectus supplement, the registration statement and the accompanying prospectus together with the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

You should rely only on the information we provide or incorporate by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents we incorporated by reference, contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and other risk factors detailed in our public filings with the SEC. You are urged to carefully review the disclosures we make concerning the risks, uncertainties and assumptions that may affect our business and operating results, including, but not limited to, the risks, uncertainties and assumptions set forth in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any of those made in our other reports filed with the SEC. Please

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consider our forward-looking statements in light of those risks, uncertainties and assumptions as you read this prospectus supplement and the accompanying prospectus.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of the relevant document. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We undertake no obligation to update any forward-looking statements after the date of this prospectus supplement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and regulations.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before deciding to invest in shares of our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, especially the matters discussed under “Risk Factors” beginning on page S-11 and the documents incorporated by reference herein, including our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and Quarterly Report on Form 10-Q for the quarter ended May 1, 2010.  See “Where You Can Find More Information” and “Incorporation by Reference” in the accompanying prospectus. Unless the context otherwise requires, the terms “Company,” “we,” “us” and “our” refer to Ulta Salon, Cosmetics & Fragrance, Inc.

Company Overview

We are the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. We focus on providing affordable indulgence to our customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer.

We believe our strategy provides us with competitive advantages in both normal and challenging economic environments that have contributed to our strong financial performance. We have achieved positive comparable store sales for ten consecutive years and have grown our net sales from $491.2 million in the 2004 fiscal year to $1.2 billion in the 2009 fiscal year, representing a compound annual growth rate, or CAGR, of 20.0%. We have grown our net income from $9.5 million in the 2004 fiscal year to $39.4 million in the 2009 fiscal year, representing a CAGR of 33.0%. We believe that we have performed well through industry cycles due to our unique customer proposition. We generated comparable store sales increases of 1.4% in the 2009 fiscal year as compared to the 2008 fiscal year and 10.8% for the three months ended May 1, 2010 as compared to the three months ended May 2, 2009, and we realized more than 50% growth in net income for the 2009 fiscal year as compared to the 2008 fiscal year. Key aspects of our business include:

One-Stop Shopping. Our customers can satisfy all of their beauty needs at Ulta. We offer a unique combination of over 21,000 prestige and mass beauty products organized by category in bright, open, self-service displays to encourage our customers to play, touch, test, learn and explore. We believe we offer the widest selection of categories across prestige and mass cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools. We also offer a full-service salon and a wide range of salon haircare products in all of our stores.

Our Value Proposition. We believe our focus on delivering a compelling value proposition to our customers across all of our product categories is fundamental to our customer loyalty. For example, we run frequent promotions and gift coupons for our mass brands, gift-with-purchase offers and multi-product gift sets for our prestige brands, and a comprehensive customer loyalty program.

Off-Mall Locations. We are conveniently located in high-traffic, primarily off-mall locations such as power centers and lifestyle centers with other destination retailers. Our typical store is approximately 10,000 square feet, including approximately 950 square feet dedicated to our full-service salon. Our displays, store design and open layout allow us the flexibility to respond to consumer trends and changes in our merchandising strategy. As of June 1, 2010, we operated 350 stores across 38 states.

Direct Marketing Strategy. We utilize a combination of catalog mailings and free-standing inserts to reach our approximately seven million customer loyalty program members and potential new customers over 30 times per year. Our direct mail advertising programs are designed to drive additional traffic to our stores and communicate our value proposition by highlighting current promotional events and new product offerings.

In addition to the fundamental elements of a beauty superstore, we strive to offer an uplifting shopping experience through what we refer to as “The Five E’s”: Escape, Education, Entertainment, Esthetics and Empowerment.

Escape. We strive to offer our customers a timely escape from the stresses of daily life in a welcoming and approachable environment. Our customer can immerse herself in our extensive product selection, indulge herself in our hair or skin treatments, or discover new and exciting products in an interactive setting. We provide a shopping experience without the intimidating, commission-oriented and brand-dedicated sales approach that we believe is found in most department stores and with a level of service that we believe is typically unavailable in drug stores and mass merchandisers.

Education. We staff our stores with a team of well-trained beauty consultants and professionally licensed estheticians and stylists whose mission is to educate, inform and advise our customers regarding their beauty needs. We also provide product education through demonstrations, in-store videos and informational displays. Our focus on educating our customer reinforces our authority as her primary resource for beauty products and our credibility as a provider of consistent, high- quality salon services. Our beauty consultants are trained to service customers across all prestige lines and within our prestige “boutiques” where customers can receive a makeover or skin analysis.

Entertainment. The entertainment experience for our customer begins at home when she receives our catalogs. Our catalogs are designed to introduce our customers to our newest products and promotions and to be invitations to come to Ulta to play, touch, test, learn and explore. A significant percentage of our sales throughout the year is derived from new products, making every visit to Ulta an opportunity to discover something new and exciting. In addition to providing over 4,500 testers in categories such as fragrance, cosmetics, skincare, and salon styling tools, we further enhance the shopping experience and store atmosphere through live demonstrations from our licensed salon professionals and beauty consultants, and through customer makeovers and in-store videos.

Esthetics. We strive to create a visually pleasing and inviting store and salon environment that exemplifies and reinforces the quality of our products and services. Our stores are brightly lit, spacious and attractive on the inside and outside of the store. Our store and salon design features sleek, modern lines that reinforce our status as a fashion authority, together with wide aisles that make the store easy to navigate and pleasant lighting to create a luxurious and welcoming environment. This strategy enables us to provide an extensive product selection in a well-organized store and to offer a salon experience that is both fashionable and contemporary.

Empowerment. We are committed to creating an environment in which women feel empowered by both their inner and outer beauty; we take honor in providing our guests with opportunities to showcase how they have empowered themselves and others. Ulta is committed to positively impacting the lives of women through our work on two empowerment initiatives. The first is the Ulta Enrich, Empower and Enlighten Scholarship Fund which grants deserving high school senior girls scholarships to the educational institution of their choice. The second is our annual Windows of Love campaign that recognizes the “unsung heroes” who are affected by breast cancer. It is our hope that through these stories of empowerment women everywhere become one step closer to achieving their dreams and positively impacting others.

We were founded in 1990 as a discount beauty retailer at a time when prestige, mass and salon products were sold through distinct channels — department stores for prestige products, drug stores and mass merchandisers for mass products, and salons and authorized retail outlets for professional hair care products. In 1999, we embarked on a multi-year strategy to understand and embrace what women want in a beauty retailer and transform Ulta into the shopping experience that it is today. We conducted extensive research and surveys to analyze customer response and our effectiveness in areas such as in-store experience, merchandise selection, salon services and marketing strategies. Based on our research and customer surveys, we pioneered what we believe to be a unique retail approach that focuses on all aspects of how women prefer to shop for beauty products by combining the fundamental elements of a beauty superstore, including one-stop shopping, a compelling value proposition and convenient locations, together with an uplifting specialty retail experience through our emphasis on “The Five E’s”. While we are currently executing on the core elements of our business strategy, we plan to continually refine our approach in order to further enhance the shopping experience for our customers.

We are a Delaware corporation. Our principal executive offices are located at 1000 Remington Blvd., Suite 120, Bolingbrook, Illinois 60440, and our main telephone number at that location is (630) 410-4800. We maintain a website at www.ulta.com. The information on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and are critical to our continuing success:

Differentiated Merchandising Strategy With Broad Appeal. We believe our broad selection of merchandise across categories, price points and brands offers a unique shopping experience for our customers. While the products we sell can be found in other channels, we offer all of these products in one retail format so that our customer can find everything she needs in one shopping trip. We appeal to a wide range of customers by offering over 500 brands, such as Bare Escentuals cosmetics, Chanel and Estée Lauder fragrances, L’Oréal haircare and cosmetics and Paul Mitchell haircare. We also have private label Ulta offerings in key categories. Because our offerings span a broad array of product categories in prestige, mass and salon, we appeal to a wide range of customers including women of all ages, demographics, and lifestyles.

Our Unique Customer Experience. We combine the value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. The “Five E’s” provide the foundation for our operating strategy. We cater to the woman who loves to indulge in shopping for beauty products as well as the woman who is time constrained and comes to the store knowing exactly what she wants. Our distribution infrastructure consistently delivers a greater than 95% in-stock rate, so our customers know they will find the products they are looking for. Our well-trained beauty consultants are not commission-based or brand-dedicated and therefore can provide unbiased and customized advice tailored to our customers’ needs. Together with our customer service strategy, our store locations, layout and design help create our unique retail shopping experience, which we believe increases both the frequency and length of our customers’ visits.

Loyal and Active Customer Base. We have approximately seven million customer loyalty program members, the majority of whom have shopped at one of our stores within the past 12 months. These programs provide broader customer appeal for us, and information gathered generates valuable proprietary data which we use to drive traffic, better understand our customers’ purchasing patterns and support new store site selection. More than 50% of our sales are from loyalty members and we believe we can increase that percentage through our enhanced program and targeted marketing. We also regularly distribute catalogs and newspaper inserts to entertain and educate our customers and, most importantly, to drive traffic to our stores.

Strong Vendor Relationships Across Product Categories. We have strong, active relationships with over 300 vendors, including Estée Lauder, Bare Escentuals, Coty, L’Oréal and Procter & Gamble. We believe the scope and extent of these relationships, which span the three distinct beauty categories of prestige, mass and salon and have taken years to develop, create a significant impediment for other retailers to replicate our model. These relationships also frequently afford us the opportunity to work closely with our vendors to market both new and existing brands in a collaborative manner.

Experienced Management Team. We have an experienced senior management team with extensive beauty and retail experience that brings a creative merchandising approach and a disciplined operating philosophy to our business. Our senior management team is currently led by Lyn Kirby and Chuck Rubin, who will be transitioning from President and Chief Operating Officer into the Chief Executive Officer role, as well as Gregg Bodnar, our Chief Financial Officer. Additionally, over the past several years, we have significantly expanded the depth of our management team at all levels and functional areas to support our growth strategy.

Growth Strategies

We intend to expand our presence as a leading retailer of beauty products and provider of salon services by:

Accelerate the Pace of New Store Openings. We opened 37 stores, representing square footage growth of 12%, and remodeled 6 stores in the 2009 fiscal year. Due to the economic downturn, the number of high-quality commercial real estate projects of the size and with the co-tenant mix that we typically target for our new store locations has significantly declined. As a result, we reduced our new store program in the 2009 fiscal year. However, as the economy started to stabilize, we began to accelerate our new store program and plan to open 46 new stores, remodel 13 stores and relocate 6 stores in the 2010 fiscal year.

We believe our successful track record of opening new stores in diverse markets across the United States will allow us to increase our new store growth rates back to historical levels consistent with our long-term target of 15% to 20%. We continue to believe that over the long-term, we have the potential to grow our store base to over 1,000 Ulta stores in the United States.

	Fiscal Year
	2005	2006	2007	2008	2009

Total stores beginning of period	142	167	196	249	311
Stores opened	25	31	53	63	37
Stores closed	—	(2)	—	(1)	(2)

Total stores end of period	167	196	249	311	346
Stores remodeled	1	7	17	8	6
Total square footage	1,726,563	2,023,305	2,589,244	3,240,579	3,613,840
Average square footage per store	10,339	10,323	10,399	10,420	10,445

Driving Continued Growth in New Products and Brands. Our strategy is to continue to expand our portfolio of products and brands, in particular to enhance our offering of prestige brands, both by capitalizing on the success of our existing vendor relationships and by identifying and developing new supply sources. We plan to continue to expand and attract additional prestige brands to our stores by increasing education for our beauty consultants, providing high levels of customer service, and tailoring the presentation and merchandising of these products in our stores to appeal to prestige vendors. For example, as of May 1, 2010, we have installed “boutique” areas of approximately 200 square feet in 218 of our stores to showcase and build brand equity for key vendors and to provide our customers with a place to experiment and learn about these products. We intend to install this feature in most of our stores over time. Over the last several years we have added several prestige brands including Benefit, Cargo and Lorac cosmetics; Juicy Couture, Ed Hardy and Marc Jacobs Lola fragrances; Pureology and Liquid Keratin hair care; Dermalogica, Korres, and Mario Badescu skin care; and Philosophy fragrance and bath. In addition, we plan to introduce the Philosophy skincare line during the second quarter of the 2010 fiscal year. We continue to seek opportunities to test prestige brands in our stores in order to expand our prestige brand offerings. We believe this strategy will positively influence our number of customer transactions and their average transaction value.

In addition, we believe our private label products are a strategically important category for growth and profit contribution. Our objective is to provide quality private label products at a good value to continue to strengthen our customers’ perception of us as a contemporary beauty destination. Ulta manages the full development cycle of these products from concept through production in order to deliver differentiated packaging and formulas to build brand image. Current Ulta cosmetics and bath brands have a strong following, and we have plans to expand our private label products into additional categories.

Geographic Expansion of Enhanced Loyalty Program. We plan to roll out our “ULTAmate Rewards” test loyalty program to drive increased traffic both in our stores and online. We believe our introduction of a points-based loyalty program “ULTAmate Rewards”, similar to airline frequent flyer programs, will drive accelerated adoption by our customers. Advantages to consumers include simplicity, flexibility and points that can be earned and redeemed both in-store and online.

Broadening Marketing Channels. We believe a key component of our success is the brand exposure we get from our marketing initiatives. We believe that we can drive additional traffic to our stores by generating increased brand awareness through targeted media and advertising channels we have not focused on in the past. Supported by enhanced customer relationship management capabilities, we believe that by increasing utilization of outlets such as national print, interactive media and television we can more cost-effectively reach our target customer base and generate both new customers as well as increase the frequency of repeat visits. Our national magazine print advertising campaign exposes potential new customers to our retail concept by conveying an attractive and sophisticated brand message, and our broadcasting initiatives provide access to the mass market and promote our desired brand image visually.

Driving Increased Customer Traffic to our Salons. We are committed to establishing Ulta as a leading salon authority. We seek to increase salon traffic and grow salon revenues by providing high quality and consistent services from our licensed stylists, who are knowledgeable about the newest hair fashion trends. Our objective is to create customer loyalty, increase conversion of our retail customers to our salon services, encourage referrals and distinguish our salons from those of our competitors. Our stylists are trained to sell haircare products to their customers by demonstrating the products while styling their customers’ hair. Additionally, we have refined our management structure, recruiting methods, hiring procedures and training programs to enhance stylist retention, which is an important factor in salon productivity.

Increasing Focus on e-commerce Growth. In addition to re-launching our Ulta.com website and e-commerce platform in November 2007, we continue to develop and add new website features and functionality, marketing programs, product assortment and new brands, and multi-channel integration points to drive increased visitor traffic and revenue to this channel. We intend to establish ourselves over time as a leading online beauty resource for women by providing our customers with a rich online experience for information on key trends and products, editorial content, expanded assortments, leading website features and functionality, and social media content. Through our continued enhancements and multi-channel marketing initiatives, we believe we are well positioned to capitalize on the growth of Internet sales of beauty products. We believe our website and retail stores provide our customers with an integrated multi-channel shopping experience and increased flexibility for their beauty buying needs.

Leveraging Strong Financial Management. We plan to continue to improve our operating results by leveraging our existing infrastructure, continually optimizing our operations and capitalizing on economies of scale from current and future growth. We will continue to make investments in our information systems to enable us to enhance our efficiency in areas such as merchandise planning and allocation, inventory management, distribution and store back office functions. Our expense discipline in the 2009 fiscal year contributed to improved margins. Specific efforts included 70 basis points, or bps, of gross margin improvement due to supply chain efficiencies, 40 bps of selling, general and administrative, or SG&A, expense improvement due to store-level cost management of variable expenses and 20 bps improvement in marketing expenses. In 2010, we expect to continue to drive additional supply chain and store operating cost efficiencies.

Industry Overview

We operate within the large and steadily growing U.S. beauty products and salon services industry, which represented an estimated $96 billion in retail sales in 2009 according to Euromonitor International and IBISWorld Inc. In 2008 and 2009, sales growth for beauty products and salon services slowed due to the weak U.S. economy and lower consumer spending. Product categories considered discretionary, such as fragrances and salon haircare, experienced larger sales declines than skin care and cosmetics, which benefited from demand for products that improve the skin’s appearance such as anti-aging skin care and foundation. We believe our unique model combining mass, prestige and salon products under one roof has allowed us to meet our customers’ needs across product categories and price points and attract new customers seeking value. In addition, we continue to introduce new and existing customers to our expanding prestige color and skin brand assortments through our marketing strategies, which continues to drive growth in our prestige category, even in the current economic cycle.

We believe an important shift is continuing to occur in the distribution of beauty products. Historically, manufacturers have distributed their products through distinct channels — department stores for prestige products, drug stores and mass merchandisers for mass products, and salons and authorized retail outlets for professional hair care products. Department stores, which have traditionally been the primary distribution channel for prestige beauty products, have been meaningfully affected by changing consumer preferences and industry consolidation over the past decade. According to Kline & Company, specialty stores grew from approximately 8% of U.S. beauty products sales in 2003 to approximately 10% in 2008, which represents a CAGR of 7.9%. We believe the reason specialty stores are the fastest growing channel of the major channels is due to consumers’ preference for the superior shopping experience, easy to access locations and broader assortments relative to department stores and other outlets. As such, we believe that we are well positioned to capitalize on these trends and capture additional market share in the industry.

Source: Kline & Company (data excludes services)

(1) Other includes the following channels: food stores, salons and spas, direct sales and all other

Recent Developments

On June 3, 2010, we announced our financial results for the first quarter of the 2010 fiscal year. Net sales increased $51.4 million, or 19.1%, to $320.2 million for the three months ended May 1, 2010, compared to $268.8 million for the three months ended May 2, 2009. The increase is primarily due to an additional 27 new stores operating since May 2, 2009, which contributed $23.0 million to net sales while comparable stores contributed $28.4 million to net sales when compared to last year. Our comparable store sales for the quarter increased 10.8% over the prior year quarter, which included an 8.8% increase in traffic and a 2.0% increase in average ticket. Two-year comparable sales increased 8.5% over the prior two-year period. We attribute the increase in comparable store sales to our successful marketing and merchandising strategies and lower relative comparable in the prior year quarter. We experienced strong performance in our prestige categories, which helped drive the increase in average ticket, and mass cosmetics also delivered strong results. Gross profit increased $25.0 million, or 31.4%, to $104.5 million for the three months ended May 1, 2010, compared to $79.5 million for the three months ended May 2, 2009. Gross profit as a percentage of net sales increased 300 bps to 32.6%, compared to 29.6% for the first quarter of the 2009 fiscal year. Net income increased $8.8 million, or 177.7%, to $13.7 million, compared to $4.9 million for the prior year quarter.

As part of a leadership transition plan, we announced on April 26, 2010 that Carl ‘Chuck’ Rubin would join the Company as President and Chief Operating Officer and as a member of our Board of Directors effective May 10, 2010. Mr. Rubin joins Ulta from Office Depot where he served as President of North American Retail. Following a transition period of up to approximately four months, Mr. Rubin will take over as Chief Executive

Officer from Lyn Kirby, who is expected to continue to provide guidance and counsel as a member of the Company’s Board of Directors through at least March 17, 2011.

Mr. Rubin comes to Ulta with 30 years of retail experience. He joined Office Depot in 2004, as Executive Vice President and Chief Merchandise and Marketing Officer rising to President North American Retail in 2006. Prior to joining Office Depot, Mr. Rubin spent six years at Accenture Consulting in senior leadership roles including Partner. At Accenture, he advised clients and led engagements across retail formats and ecommerce businesses. Mr. Rubin has extensive experience building partnerships with key brands ranging from mass market to prestige in both the specialty and department store channels. Mr. Rubin is a member of the Executive Committee of the Board of Directors for the National Retail Federation and holds a B.A. degree from Brandeis University.

THE OFFERING

Common stock offered by the selling stockholders	8,976,112 shares

Underwriters’ option to purchase additional shares of common stock from the selling stockholders	1,346,417 shares

Common stock outstanding after the offering	58,597,261 shares

Preferred stock purchase rights	Each share of common stock offered hereby will have associated with it one preferred stock purchase right, which is presently attached to and trades with our common stock, issuable under our stockholder rights agreement. See “Description of Capital Stock — Stockholder Rights Agreement” in the accompanying prospectus for additional information regarding our stockholder rights agreement.

NASDAQ Global Select Market symbol	“ULTA”

Use of proceeds	We will not receive any proceeds from the shares sold by the selling stockholders.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.

The share information above is based on 58,597,261 shares of common stock outstanding as of May 10, 2010 and excludes:

•	144,592 shares of our common stock reserved for issuance upon exercise of options outstanding as of May 10, 2010 under our Second Amended and Restated Restricted Stock Option Plan, as amended, or the Old Plan, at a weighted average exercise price of $0.82. No further awards will be made under the Old Plan;

•	2,299,068 shares of our common stock reserved for issuance upon exercise of options outstanding as of May 10, 2010 under our 2002 Equity Incentive Plan, or the 2002 Plan, at a weighted average exercise price of $10.30;

•	3,318,182 shares of our common stock reserved for issuance upon exercise of options outstanding as of May 10, 2010 under our 2007 Incentive Award Plan, or the 2007 Plan, at a weighted average exercise price of $14.59;

•	118,997 shares of our common stock subject to restriction and forfeiture outstanding as of May 10, 2010 under the 2007 Plan; and

•	1,600,206 shares of our common stock reserved for issuance pursuant to future grants under the 2002 Plan and the 2007 Plan.

Unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option to purchase up to 1,346,417 additional shares of our common stock from the selling stockholders.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our summary consolidated financial and operating data for the periods indicated. The following summary consolidated income statement data, other operating data and consolidated balance sheet data for the three fiscal years ended February 2, 2008, January 31, 2009 and January 30, 2010 are derived from our audited financial statements, which are incorporated herein by reference. The summary consolidated income statement data, other operating data and consolidated balance sheet data for the quarters ended May 2, 2009 and May 1, 2010 have been derived from our unaudited financial statements, which are incorporated herein by reference and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. Our historical results are not necessarily indicative of our results for any future period. The results of any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year.

This information should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and our Quarterly Report on Form 10-Q for the quarter ended May 1, 2010, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes appearing in each of those reports.

	Fiscal Year Ended(1)			Quarter Ended
	February 2,	January 31,	January 30,	May 2,	May 1,
	2008	2009	2010	2009	2010
	(Dollars in thousands, except per share and per square foot data)

Consolidated Income Statement Data:
Net sales	$912,141	$1,084,646	$1,222,771	$268,825	$320,196
Cost of sales	628,495	756,712	849,722	189,283	215,661

Gross profit	283,646	327,934	373,049	79,542	104,535
Selling, general, and administrative expenses	225,167	267,322	298,893	69,393	80,729
Pre-opening expenses	11,758	14,311	6,003	1,195	474

Operating income	46,721	46,301	68,153	8,954	23,332
Interest expense	4,542	3,943	2,202	671	118

Income before income taxes	42,179	42,358	65,951	8,283	23,214
Income tax expense	16,844	17,090	26,595	3,363	9,553

Net income	$25,335	$25,268	$39,356	$4,920	$13,661

Net income per share:
Basic	$0.69	$0.44	$0.68	$0.09	$0.23
Diluted	$0.48	$0.43	$0.66	$0.08	$0.23
Weighted average number of shares:
Basic	20,383	57,425	57,915	57,743	58,306
Diluted	53,293	58,967	59,237	58,750	60,276
Other Operating Data:
Comparable store sales increase (decrease)(2)	6.4%	0.2%	1.4%	(2.3)%	10.8%
Number of stores end of period	249	311	346	320	347
Total square footage end of period	2,589,244	3,240,579	3,613,840	3,334,485	3,632,021
Total square footage per store(3)	10,399	10,420	10,445	10,420	10,467
Average total square footage(4)	2,283,935	2,960,355	3,459,628	3,116,060	3,546,608
Net sales per average total square foot(5)	$399	$366	$353	$358	$359
Capital expenditures	101,866	110,863	68,105	12,320	7,698
Depreciation and amortization	39,503	51,445	62,166	15,365	15,918

	Fiscal Year Ended(1)			Quarter Ended
	February 2,	January 31,	January 30,	May 2,	May 1,
	2008	2009	2010	2009	2010
	(Dollars in thousands, except per share and per square foot data)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,789	$3,638	$4,017	$3,840	$8,670
Working capital	117,039	159,695	136,417	175,012	159,775
Property and equipment, net	236,389	292,224	290,861	286,140	285,766
Total assets	469,413	568,932	553,635	570,943	567,763
Total debt	74,770	106,047	—	100,581	—
Total stockholders’ equity	211,503	244,968	292,608	251,321	310,538

(1)	Our fiscal year-end is the Saturday closest to January 31 based on a 52/53-week year. Each fiscal year consists of four 13-week quarters, with an extra week added onto the fourth quarter every five or six years.

(2)	Comparable store sales increase reflects sales for stores beginning on the first day of the 14th month of operation. Remodeled stores are included in comparable store sales unless the store was closed for a portion of the current or comparable prior period.

(3)	Total square footage per store is calculated by dividing total square footage at end of period by number of stores at end of period.

(4)	Average total square footage represents a weighted average which reflects the effect of opening stores in different months throughout the period.

(5)	Net sales per average total square foot was calculated by dividing net sales for the trailing 12-month period by the average square footage for those stores open during each period.

RISK FACTORS

Investing in our common stock involves a high degree of risk and uncertainty. Before purchasing our common stock, you should carefully consider the risks described below and in the accompanying prospectus, together with all other information contained in or incorporated by reference in this prospectus supplement, including the risks set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and Quarterly Report on Form 10-Q for the quarter ended May 1, 2010. Please see “Forward-Looking Statements” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus. If any of the following risks or the risks set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and Quarterly Report on Form 10-Q for the quarter ended May 1, 2010 occur, our business, financial condition, results of operations or future growth could materially suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. The risks described below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and Quarterly Report on Form 10-Q for the quarter ended May 1, 2010 are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect our company.

Risks Related to our Common Stock and this Offering

The Market Price for Our Common Stock May Be Volatile, and You May Not Be Able to Sell Our Stock at a Favorable Price or at All.

The market price of our common stock is likely to fluctuate significantly from time to time in response to factors including:

•	differences between our actual financial and operating results and those expected by investors;

•	fluctuations in quarterly operating results;

•	our performance during peak retail seasons such as the holiday season;

•	market conditions in our industry and the economy as a whole;

•	changes in the estimates of our operating performance or changes in recommendations by any research analysts that follow our stock or any failure to meet the estimates made by research analysts;

•	investors’ perceptions of our prospects and the prospects of the beauty products and salon services industries;

•	the performance of our key vendors;

•	announcements by us, our vendors or our competitors of significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•	introductions of new products or new pricing policies by us or by our competitors;

•	small trading volumes and small public float;

•	stock transactions by our principal stockholders;

•	recruitment or departure of key personnel; and

•	the level and quality of securities research analyst coverage for our common stock.

In addition, public announcements by our competitors, other retailers and vendors concerning, among other things, their performance, strategy, or accounting practices could cause the market price of our common stock to decline regardless of our actual operating performance.

Our Comparable Store Sales and Quarterly Financial Performance May Fluctuate for a Variety of Reasons, Which Could Result in a Decline in the Price of Our Common Stock.

Our comparable store sales and quarterly results of operations have fluctuated in the past, and we expect them to continue to fluctuate in the future. A variety of other factors affect our comparable store sales and quarterly financial performance, including:

•	general U.S. economic conditions and, in particular, the retail sales environment;

•	changes in our merchandising strategy or mix;

•	performance of our new and remodeled stores;

•	the effectiveness of our inventory management;

•	timing and concentration of new store openings, including additional human resource requirements and related pre-opening and other start-up costs;

•	cannibalization of existing store sales by new store openings;

•	levels of pre-opening expenses associated with new stores;

•	timing and effectiveness of our marketing activities, such as catalogs and newspaper inserts;

•	seasonal fluctuations due to weather conditions; and

•	actions by our existing or new competitors.

Accordingly, our results for any one fiscal quarter are not necessarily indicative of the results to be expected for any other quarter, and comparable store sales for any particular future period may decrease. In that event, the price of our common stock would likely decline.

A Significant Portion of Our Outstanding Common Stock is Restricted From Immediate Resale, But May Be Sold Into the Public Market in the Near Future. Future Sales of Shares by Existing Stockholders Could Cause Our Stock Price to Decline.

If following this offering our existing stockholders, including our directors and our executive officers, sell substantial amounts of our common stock in the public market, or are perceived by the public market as intending to sell, the trading price of our common stock could decline significantly. As of May 10, 2010, we had 58,597,261 shares of common stock outstanding. These shares are freely tradable in the public market, except for shares of common stock held by directors, executive officers and our other affiliates that will be subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).

The holders of approximately 25% of our outstanding common stock (after giving effect to this offering) are obligated, subject to certain exceptions, not to dispose of or hedge any of their common stock during the 90-day period following the date of this prospectus supplement. After the expiration of the lock-up period, these shares may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, compliance with the volume restrictions of Rule 144.

Certain of our existing stockholders have contractual rights to require us to register with the SEC our common stock owned by them for public sale pursuant to a registration rights agreement. If we register these shares of common stock, the stockholders would be able to sell those shares freely in the public market, which sales could cause the trading price of our common stock to decline.

Our Current Principal Stockholders Will Continue to Have Influence Over Us After this Offering, and They Could Delay, Deter, or Prevent a Change of Control or Other Business Combination or Otherwise Cause us to take Action With Which You Might Not Agree.

Upon the consummation of this offering, our principal stockholders will own or control, in the aggregate, approximately 19% of our outstanding common stock. As a result, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions and will have influence over our management and policies. The voting power of our principal stockholders could have the effect of delaying or deterring a change of control or other business combination that might otherwise be beneficial to our stockholders. In addition, the voting power of our principal stockholders may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning shares in companies with stockholders holding such influence.

Future Sales of Our Common Stock in the Public Market Could Adversely Affect the Trading Price of Our Common Stock that We May Issue and Our Ability to Raise Funds in New Securities Offerings.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. We cannot predict the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock.

Anti-Takeover Provisions in Our Organizational Documents, Stockholder Rights Agreement and Delaware Law May Discourage or Prevent a Change in Control, Even if a Sale of the Company Would be Beneficial to Our Stockholders, Which Could Cause Our Stock Price to Decline and Prevent Attempts By Our Stockholders to Replace or Remove Our Current Management.

Our amended and restated certificate of incorporation and by-laws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock and harm the market price of our common stock and diminish the voting and other rights of the holders of our common stock. These provisions include:

•	dividing our board of directors into three classes serving staggered three-year terms;

•	authorizing our board of directors to issue preferred stock and additional shares of our common stock without stockholder approval;

•	prohibiting stockholder actions by written consent;

•	prohibiting our stockholders from calling a special meeting of stockholders;

•	prohibiting our stockholders from making certain changes to our amended and restated certificate of incorporation or amended and restated bylaws except with a two-thirds majority stockholder approval; and

•	requiring advance notice for raising business matters or nominating directors at stockholders’ meetings.

As permitted by our amended and restated certificate of incorporation and by-laws, we have a stockholder rights agreement, sometimes known as a “poison pill,” which provides for the issuance of a new series of preferred stock to holders of common stock. In the event of a takeover attempt, this preferred stock gives rights to holders of common stock other than the acquirer to buy additional shares of common stock at a discount, leading to the dilution of the acquirer’s stake.

We are also subject to provisions of Delaware law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years after the stockholder becomes a 15% stockholder, subject to specified exceptions. Together, these provisions of our certificate of incorporation, by-laws and stockholder rights agreement and of Delaware law could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

We do not Currently Intend to Pay Dividends on Our Common Stock and, Consequently, Your Ability to Achieve a Return on Your Investment Will Depend on Appreciation in the Price of Our Common Stock.

We do not expect to pay cash dividends on our common stock, including the common stock offered hereby. Any future dividend payments are within the absolute discretion of our board of directors or a duly authorized committee of the board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. Currently, our credit agreement restricts our ability to pay cash dividends and any dividend we might declare in the future would be subject to the applicable provisions of the credit agreement. We may not generate sufficient cash from operations in the future to pay dividends on our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our common stock has traded on The NASDAQ Global Select Market under the symbol “ULTA” since it began trading on October 25, 2007. Our initial public offering was priced at $18.00 per share on October 25, 2007. The following table sets forth, for the time periods indicated, the high and low closing prices of our common stock as reported on The NASDAQ Global Select Market.

Fiscal Year 2010	High	Low

First quarter	$25.36	$17.29
Second quarter (through June 10, 2010)	$25.58	$21.24

Fiscal Year 2009	High	Low

First quarter	$8.75	$4.29
Second quarter	11.56	8.36
Third quarter	17.44	10.25
Fourth quarter	21.61	15.14

Fiscal Year 2008	High	Low

First quarter	$15.92	$10.49
Second quarter	14.99	9.43
Third quarter	14.70	8.05
Fourth quarter	10.30	5.76

On June 10, 2010 the last reported sale price of our common stock on the NASDAQ Global Select Market was $22.40. As of May 10, 2010, there were approximately 165 holders of record of our common stock.

SELLING STOCKHOLDERS

The following information supplements the information set forth under the caption “Selling Stockholders” in the accompanying prospectus to reflect the shares of our common stock actually being offered by selling stockholders in this offering and the grant by the selling stockholders to the underwriters of an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,346,417 additional shares of our common stock to cover over-allotments, if any. The information is based on information provided by the selling stockholders to us and is as of the date of this prospectus supplement. The percentage of shares beneficially owned by the selling stockholders prior to the offering is based on 58,597,261 shares of our common stock outstanding as of May 10, 2010.

	Number of Shares Owned					Percentage of Shares Outstanding
				After	After			After
				Offering	Offering		After	Offering
			Shares	Assuming	Assuming		Offering	Assuming
			Being	No	Full		Assuming	Full
			Offered	Exercise	Exercise		No	Exercise of
		Shares	in Over-	of Over-	of Over-		Exercise of	Over-
	Before	Being	Allotment	Allotment	Allotment	Before	Over-Allotment	Allotment
Name of Selling Stockholder	Offering	Offered	Option	Option	Option	Offering	Option	Option

AOS Partners, L.P.(1)	5,476,300	4,786,492	689,808	689,808	—	9.3%	1.2%	*
Lyn Kirby	2,944,723 (2)	590,625	109,375	2,354,098 (2)	2,244,723 (2)	5.0%	4.0%	3.8%
GRPVC, L.P.(1)	1,451,194	1,124,619	326,575	326,575	—	2.5%	*	*
GRP AQ, L.P.(1)	1,157,989	1,157,989	—	—	—	2.0%	*	*
GRP Management Services Corp.(1)	649,768	554,808	94,960	94,960	—	1.1%	*	*
GRP II Investors, L.P.(1)	535,044	456,850	78,194	78,194	—	*	*	*
GRP II Partners, L.P.(1)	196,742	171,960	24,782	24,782	—	*	*	*
The Hillarie & Steven Dietz Revocable Trust dated June 21, 2007	82,245	50,709	8,679	31,536	22,857	*	*	*
Brian McLoughlin	70,578	58,556	10,022	12,022	2,000	*	*	*
Mark Suster	17,012	14,526	2,486	2,486	—	*	*	*
The John and Dana Kibler Trust UAD 7/3/07	7,673	6,552	1,121	1,121	—	*	*	*
Kelly Hwang	2,557	2,183	374	374	—	*	*	*
GRP Operations, Inc.(1)	284	243	41	41	—	*	*	*

*	Represents less than 1%.

(1)	Based on public filings and other information provided by GRP Management Services Corp. (“GRPMSC”) and its affiliates. GRPVC, L.P. (“GRPVC”) is the general partner of GRP II Partners, L.P. (“GRP Partners”) and GRPMSC is the general partner of GRPVC and GRP II Investors, L.P. (“GRP Investors”). Hique, Inc. is the general partner of AOS Partners, L.P. (“AOS Partners”). GRPMSC holds 649,768 shares in the capacity of an escrow agent. Messrs. Steven E. Lebow, Yves Sisteron and Hervé J.F. Defforey are members of the board of directors of the Company and have served as directors of the Company since 1997, 1993 and 2004, respectively. They are also members, together with Steven Dietz and Brian McLoughlin, of the investment committee of GRP II, L.P., GRP Investors and GRP Partners. Messrs. Lebow, Sisteron and Defforey own a majority of the voting stock of GRPMSC. Messrs. Sisteron and Defforey own a majority of the voting stock of GRP AQ, Inc., which is the general partner of GRP AQ, L.P. (“GRP AQ”). Messrs. Lebow, Sisteron and Defforey disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest therein. Additionally, GRP AQ, GRP Investors, GRP Partners, GRPVC, AOS Partners, GRPMSC and GRP Operations, Inc. are parties to the Third Amended and Restated Registration Rights Agreement, dated July 18, 2007, between the Company and the stockholders set forth on the signature pages thereto. The address for these entities is 2121 Avenue of the Stars, Suite 1630, Los Angeles, California 90067-5014, Attention: Steven Dietz.

(2)	Includes 1,074,000 shares that Ms. Kirby has the right to acquire within 60 days of May 10, 2010 upon the exercise of outstanding, vested stock options. Does not include 646,200 shares that Ms. Kirby will have the right to acquire at future dates upon the exercise of outstanding, unvested stock options.

UNDERWRITING

The underwriters named below have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among William Blair & Company, L.L.C. and Wells Fargo Securities, LLC, as representatives of the underwriters, the selling stockholders and us, to purchase from the selling stockholders the respective number of shares of our common stock set forth opposite each underwriter’s name in the table below. William Blair & Company, L.L.C. and Wells Fargo Securities, LLC are acting as joint book-running managers and Piper Jaffray & Co., Thomas Weisel Partners LLC and Raymond James & Associates, Inc. are acting as co-managers for this offering.

Underwriter	Number of Shares

William Blair & Company, L.L.C.	3,231,401
Wells Fargo Securities, LLC	2,872,356
Piper Jaffray & Co.	1,077,133
Thomas Weisel Partners LLC	1,077,133
Raymond James & Associates, Inc.	718,089

Total	8,976,112

This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of our common stock being sold pursuant to this prospectus supplement at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus supplement. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares of our common stock being sold pursuant to this prospectus supplement or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The representatives of the underwriters have advised us that the underwriters propose to offer our common stock to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession of not more than $0.534 per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.100 per share to certain other dealers. The underwriters will offer the shares of our common stock subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares of our common stock in whole or in part. The underwriters expect that the selling stockholders will deliver the shares of our common stock to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about June 16, 2010. At that time, the underwriters will pay the selling stockholders for the shares of our common stock in immediately available funds. After commencement of the public offering, the representatives may change the public offering price and other selling terms.

Certain of the selling stockholders have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 1,346,417 additional shares of our common stock at the same price per share to be paid by the underwriters for the other shares offered hereby solely for the purpose of covering over-allotments, if any. If the underwriters purchase any such additional shares pursuant to this option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of our common stock offered hereby. The underwriters will offer any additional shares of our common stock that they purchase on the terms described in the preceding paragraph.

The following table summarizes the compensation to be paid by the selling stockholders to the underwriters. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

		Without	With
	Per Share	Over-Allotment	Over-Allotment

Public offering price	$22.25	$199,718,492.00	$229,676,270.25
Underwriting discount	$0.89	$7,988,739.68	$9,187,050.81
Proceeds, before expenses, to selling stockholders	$21.36	$191,729,752.32	$220,489,219.44

The selling stockholders will pay all of the offering expenses.

We and each of our directors, executive officers and the selling stockholders have agreed, subject to limited exceptions described below, for a period of 90 days after the date of this prospectus supplement, not to, directly or indirectly, without the prior written consent of William Blair & Company, L.L.C. and Wells Fargo Securities, LLC:

•	offer, sell (including “short” selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of our common stock or securities, options or rights convertible or exchangeable into, or exercisable for, our common stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act); or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common stock.

The 90-day lock-up period will be extended if (1) we release earnings results or material news or a material event relating to us occurs during the last 17 days of the lock-up period, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period will be extended for 18 days after the date of the release of the earnings results or the occurrence of the material news or material event, unless William Blair & Company, L.L.C. and Wells Fargo Securities, LLC waive, in writing, such extension.

Our lock-up agreement does not apply to the issuance of shares of common stock by us pursuant to the exercise of currently outstanding stock options or the grant of stock options under our existing benefit plans to our employees in the ordinary course of business consistent with past practice, including in connection with the hiring of employees. The lock-up agreements entered into by our directors, executive officers and the selling stockholders do not apply to transfers either during the lifetime of such director, executive officer or selling stockholder or on death by will or intestacy (1) to the immediate family of the transferor, (2) to any trust for the direct or indirect exclusive benefit of the transferor or his or her immediate family, or (3) to limited partners, members and stockholders of the transferor, or to any corporation, partnership or other entity that is an affiliate of the transferor; provided in each case that the recipient of those securities agrees to be bound by the foregoing restrictions for the duration of the lock-up period. These agreements also do not apply to the entry into by Wayne L’Heureux, our Senior Vice President — Human Resources, at any time following the expiration of the underwriters’ option to purchase additional shares, of a trading plan established pursuant to Rule 10b5-l under the Exchange Act with respect to up to 150,000 shares of our common stock; provided that no sales under any such trading plan may occur during the lock-up period.

We and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities for misstatements in the registration statement of which this prospectus supplement forms a part, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares of our common stock in this offering than are specified on the cover page of this prospectus supplement, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representatives may impose a penalty bid. This allows the representatives to reclaim the selling concession allowed to an underwriter or selling group member if shares of our common stock sold by such underwriter or selling group member in this offering are repurchased by the representatives in stabilizing or syndicate short covering transactions. These transactions, which may be effected on the NASDAQ Global Select Market or otherwise, may stabilize, maintain or otherwise affect the market price of our common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of our common stock.

One or more of the underwriters currently act as a market maker for our common stock and may engage in “passive market making” in such securities on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also NASDAQ market makers in the security being distributed to engage in limited market making transactions during the period when Regulation M would otherwise prohibit such activity. Rule 103 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase price that exceeds the highest bid for those securities displayed on the NASDAQ Global Select Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to the greater of (i) 30% of such entity’s average daily trading volume during the two full calendar months immediately preceding, or any 60 consecutive calendar days ending within the ten calendar days preceding, the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed or (ii) 200 shares of common stock.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “ULTA.”

In the ordinary course of business, some of the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and other services to us for which they may receive customary fees or other compensation.

Selling Restrictions

Each of the underwriters may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell shares of our common stock in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned, indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer to the public of shares of our common stock in that Relevant Member State prior to the publication of a prospectus in relation to shares of our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the

Relevant Implementation Date, make an offer to the public of shares of our common stock in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

Shares of our common stock may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong); or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder; or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired shares of our common stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares of our common stock being sold pursuant to this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

France

Neither this prospectus supplement nor the accompanying prospectus has been prepared in the context of a public offering of securities in France (appel public à l’épargne) within the meaning of Article L.411-1 and seq. of the French Code monétaire et financier and Articles 211-1 and seq. of the Autorité des marchés financiers, or AMF, regulations and therefore has not been submitted to the AMF for prior approval or otherwise. The shares of our common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to our common stock has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2, D.411-4 of the French Code monétaire et financier) on the condition that no such prospectus supplement, accompanying prospectus nor any other offering material relating to our common stock shall be delivered by then to any person nor reproduced (in whole or in part). Such “qualified investors” are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF regulations and may not re-transfer, directly or indirectly, the common stock in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 and seq. of the French Code monétaire et financier).

Italy

The shares of our common stock being sold pursuant to this prospectus supplement have not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, in accordance with Italian securities legislation. Accordingly, shares of our common stock may not be offered or sold, and copies of this prospectus supplement, the accompanying prospectus and any other document relating to shares of our common stock may not be distributed in Italy except to Qualified Investors, as defined in Article 2, paragraph 2, letter e), (i), (ii) and (iii) of EU Directive 2003/71/EC or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998, referred to as the Consolidated Financial Act, or CONSOB Regulation no. 11971 of May 14, 1999, as amended, also referred to as the

Issuers’ Regulation, applies, including those provided for under Article 100 of the Finance Law and Article 33 of the Issuers Regulation, and provided, however, that any such offer or sale of shares of our common stock or distribution of copies of this prospectus or any other document relating to the shares of our common stock in Italy must (1) be made in accordance with all applicable Italian laws and regulations; (2) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of shares of our common stock; and (3) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. Shares of our common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to shares of our common stock may be distributed, published or otherwise made available in Switzerland, except in a manner which will not constitute a public offer of shares of our common stock in Switzerland.

Dubai International Financial Centre

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of our common stock which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial adviser.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois. Legal matters in connection with the offering will be passed upon for the underwriters by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Ulta Salon, Cosmetics & Fragrance, Inc. appearing in Ulta Salon, Cosmetics & Fragrance, Inc.’s Annual Report (Form 10-K) for the fiscal year ended January 30, 2010, and the effectiveness of Ulta Salon, Cosmetics & Fragrance, Inc.’s internal control over financial reporting as of January 30, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C.

20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s web site at www.sec.gov.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. Pursuant to the SEC rules, this prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all of the information in such registration statement. You may read or obtain a copy of the accompanying prospectus and the registration statement, including exhibits, from the SEC in the manner described above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2010, filed with the SEC on March 31, 2010;

•	our Proxy Statement on Schedule 14A for the annual stockholders’ meeting to be held on June 16, 2010, filed with the SEC on May 7, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2010, filed with the SEC on June 3, 2010;

•	our Current Report on Form 8-K filed with the SEC on April 27, 2010;

•	the description of our common stock, par value $0.01 per share, contained in our registration statement on Form 8-A filed with the SEC on October 24, 2007, including any amendments or reports filed for the purpose of updating the description; and

•	the description of our Series A Junior Participating Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed with the SEC on October 24, 2007, including any amendments or reports filed for the purpose of updating the description.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing to us or telephoning us at the address and telephone number set forth below.

Ulta Salon, Cosmetics & Fragrance, Inc
Attn: Investor Relations
1000 Remington Blvd., Suite 120
Bolingbrook, Illinois 60440
(630) 410-4800

You may also access all of the documents above and incorporated by reference into this prospectus supplement and the accompanying prospectus free of charge at our website www.ulta.com. The reference to our website does not constitute incorporation by reference of the information contained on such website.

PROSPECTUS

11,222,529 Shares

Ulta Salon, Cosmetics & Fragrance, Inc.

Common Stock

This prospectus relates to up to 11,222,529 shares of our common stock, par value $0.01 per share, which may be offered for sale from time to time by the selling stockholders (or by their pledgees, donees, transferees, assignees or other successors-in-interest) named in this prospectus. The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section titled “Plan of Distribution” on page 10 of this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders. The selling stockholders will pay all of the expenses incident to the registration of such shares.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “ULTA.” On June 2, 2010, the closing price of our common stock was $23.59 per share.

Investing in our securities involves risks. See “Risk Factors” on page 4 of this prospectus. You should also review carefully any risk factors included in an applicable prospectus supplement and in the documents incorporated by reference into this prospectus for a discussion of risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf process, the selling stockholders (or their pledgees, donees, transferees, assignees or other successors-in-interest) may offer and sell, from time to time, an aggregate of up to 11,222,529 shares of our common stock under the prospectus. This prospectus only provides you with a general description of the securities that the selling stockholders may offer. Each time the selling stockholders sell securities, the selling stockholders will provide a prospectus supplement containing specific information about the selling stockholders and the terms on which they are offering and selling our common stock. We may also add, update or change in a prospectus supplement any information contained in this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information” and “Incorporation by Reference” before you make any investment decision.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized any dealer, salesman or other person to provide you with information different from that contained in this prospectus or additional information. This prospectus is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have subsequently changed since the date of this prospectus or any prospectus supplement or the date of any document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the information we incorporate by reference, contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this prospectus and any accompanying prospectus supplement, including the information we incorporate by reference, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and other risk factors detailed in our public filings with the SEC. You are urged to carefully review the disclosures we make concerning the risks, uncertainties and assumptions that may affect our business and operating results, including, but not limited to, the risks, uncertainties and assumptions set forth in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any of those made in our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks, uncertainties and assumptions as you read this prospectus.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of the relevant document. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and regulations.

THE COMPANY

Unless the context indicates otherwise, references in this prospectus to “ULTA,” “we,” “us,” “our” and “the Company” refer to Ulta Salon, Cosmetics & Fragrance, Inc.

We were founded in 1990 as a discount beauty retailer at a time when prestige, mass and salon products were sold through distinct channels — department stores for prestige products, drug stores and mass merchandisers for mass products, and salons and authorized retail outlets for professional hair care products. In 1999, we embarked on a multi-year strategy to understand and embrace what women want in a beauty retailer and transform Ulta into the shopping experience that it is today. We conducted extensive research and surveys to analyze customer response and our effectiveness in areas such as in-store experience, merchandise selection, salon services and marketing strategies Based on our research and customer surveys, we pioneered what we believe to be a unique retail approach that focuses on all aspects of how women prefer to shop for beauty products by combining the fundamental elements of a beauty superstore, including one-stop shopping, a compelling value proposition and convenient locations, together with an uplifting specialty retail experience through our emphasis on “The Five E’s”. We believe our strategy provides us with the competitive advantages that have contributed to our strong financial performance. We have achieved positive comparable store sales for ten consecutive years and have grown our net sales from $491.2 million in the 2004 fiscal year to $1.2 billion in the 2009 fiscal year, representing a compound annual growth rate, or CAGR, of 20.0%. We have grown our net income from $9.5 million in the 2004 fiscal year to $39.4 million in the 2009 fiscal year, representing a CAGR of 33.0%.

We are currently the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. We focus on providing affordable indulgence to our customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Key aspects of our business include:

One-Stop Shopping.  Our customers can satisfy all of their beauty needs at Ulta. We offer a unique combination of over 21,000 prestige and mass beauty products organized by category in bright, open, self-

service displays to encourage our customers to play, touch, test, learn and explore. We believe we offer the widest selection of categories across prestige and mass cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools. We also offer a full-service salon and a wide range of salon haircare products in all of our stores.

Our Value Proposition.  We believe our focus on delivering a compelling value proposition to our customers across all of our product categories is fundamental to our customer loyalty. For example, we run frequent promotions and gift coupons for our mass brands, gift-with-purchase offers and multi-product gift sets for our prestige brands, and a comprehensive customer loyalty program.

Off-Mall Locations.  We are conveniently located in high-traffic, primarily off-mall locations such as power centers and lifestyle centers with other destination retailers. Our typical store is approximately 10,000 square feet, including approximately 950 square feet dedicated to our full-service salon. Our displays, store design and open layout allow us the flexibility to respond to consumer trends and changes in our merchandising strategy. As of June 1, 2010, we operated 350 stores across 38 states.

Direct Marketing Strategy.  We utilize a combination of catalog mailings and free-standing inserts to reach our approximately seven million customer loyalty program members and potential new customers over 30 times per year. Our direct mail advertising programs are designed to drive additional traffic to our stores and communicate our value proposition by highlighting current promotional events and new product offerings.

In addition to the fundamental elements of a beauty superstore, we strive to offer an uplifting shopping experience through what we refer to as “The Five E’s”: Escape, Education, Entertainment, Esthetics and Empowerment.

Escape.  We strive to offer our customers a timely escape from the stresses of daily life in a welcoming and approachable environment. Our customer can immerse herself in our extensive product selection, indulge herself in our hair or skin treatments, or discover new and exciting products in an interactive setting. We provide a shopping experience without the intimidating, commission-oriented and brand-dedicated sales approach that we believe is found in most department stores and with a level of service that we believe is typically unavailable in drug stores and mass merchandisers.

Education.  We staff our stores with a team of well-trained beauty consultants and professionally licensed estheticians and stylists whose mission is to educate, inform and advise our customers regarding their beauty needs. We also provide product education through demonstrations, in-store videos and informational displays. Our focus on educating our customer reinforces our authority as her primary resource for beauty products and our credibility as a provider of consistent, high-quality salon services. Our beauty consultants are trained to service customers across all prestige lines and within our prestige “boutiques” where customers can receive a makeover or skin analysis.

Entertainment.  The entertainment experience for our customer begins at home when she receives our catalogs. Our catalogs are designed to introduce our customers to our newest products and promotions and to be invitations to come to Ulta to play, touch, test, learn and explore. A significant percentage of our sales throughout the year is derived from new products, making every visit to Ulta an opportunity to discover something new and exciting. In addition to providing over 4,500 testers in categories such as fragrance, cosmetics, skincare, and salon styling tools, we further enhance the shopping experience and store atmosphere through live demonstrations from our licensed salon professionals and beauty consultants, and through customer makeovers and in-store videos.

Esthetics.  We strive to create a visually pleasing and inviting store and salon environment that exemplifies and reinforces the quality of our products and services. Our stores are brightly lit, spacious and attractive on the inside and outside of the store. Our store and salon design features sleek, modern lines that reinforce our status as a fashion authority, together with wide aisles that make the store easy to navigate and pleasant lighting to create a luxurious and welcoming environment. This strategy enables us to provide an extensive product selection in a well-organized store and to offer a salon experience that is both fashionable and contemporary.

Empowerment.  We are committed to creating an environment in which women feel empowered by both their inner and outer beauty; we take honor in providing our guests with opportunities to showcase how they have empowered themselves and others. Ulta is committed to positively impacting the lives of women through our work on two empowerment initiatives. The first is the Ulta Enrich, Empower and Enlighten Scholarship Fund which grants deserving high school senior girls scholarships to the educational institution of their choice. The second is our annual Windows of Love campaign that recognizes the “unsung heroes” who are affected by breast cancer. It is our hope that, through these stories of empowerment, women everywhere become one step closer to achieving their dreams and positively impacting others.

We are a Delaware corporation. Our principal executive offices are located at 1000 Remington Blvd., Suite 120, Bolingbrook, Illinois 60440 and our main telephone number at that address is (630) 410-4800. Our website can be found at www.ulta.com. The information contained in, or that can be accessed through, our website is not part of this prospectus or any accompanying prospectus supplement.

We have numerous trademarks, including but not limited to, Ulta Salon Cosmetics Fragrance (and design), Ulta.com, and Ulta Beauty and two related designs. All marks that are deemed material to our business have been registered in the United States and select foreign countries. We have applications pending for certain of these marks in Canada. All service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. We do not intend our use or display of other parties’ service marks, trademarks or trade names or to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by these other parties.

RISK FACTORS

Investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference. Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. For more information, see “Where You Can Find More Information” and “Incorporation by Reference.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our common stock and preferred stock is not complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws, third amended and restated registration rights agreement and stockholder rights agreement, copies of which are incorporated by reference to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, and 70,000,000 shares of preferred stock in one or more series, par value $0.01 per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time, without stockholder approval.

Common Stock

As of May 10, 2010, we had:

•	58,597,261 shares of common stock outstanding;

•	an aggregate of 144,592 shares of common stock reserved for issuance upon exercise of outstanding stock options granted under our Amended and Restated Restricted Stock Option Plan;

•	an aggregate of 2,299,068 shares of common stock reserved for issuance upon exercise of outstanding stock options granted under our 2002 Equity Incentive Plan;

•	an aggregate of 3,318,182 shares of common stock reserved for issuance upon exercise of outstanding stock options granted under our 2007 Incentive Award Plan;

•	an aggregate of 118,997 shares of common stock subject to restriction and forfeiture outstanding granted under our 2007 Incentive Award Plan; and

•	an aggregate of 1,600,206 shares of common stock reserved for issuance pursuant to future grants under our 2007 Incentive Award Plan.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Rights and Preferences

Shares of common stock are not convertible into any other class of capital stock. Holders of shares of common stock are not entitled to preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of any series of preferred stock which we may designate in the future.

Fully Paid and Non-Assessable

All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preferred Stock

As of May 10, 2010, we had no shares of preferred stock outstanding.

Under the terms of our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders and subject to the limits imposed by the Delaware General Corporation Law, or the DGCL, to issue shares of preferred stock in one or more series and to designate the powers (including voting powers, if any), preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the board of directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of: (i) the number of shares constituting such series and the distinctive designation of that series; (ii) the dividend rate and rights; (iii) voting rights; (iv) conversion rights; (v) rights and terms of redemption (including sinking fund provisions, if any); (vi) liquidation preferences; and (vii) any other powers, preferences, rights, qualifications, limitations and restrictions of such series.

Stockholder Rights Agreement

On October 24, 2007, our board of directors adopted a stockholder rights agreement. Pursuant to this agreement, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock to stockholders of record at the close of business on October 25, 2007. Each right entitles the registered holder thereof, after the rights become exercisable and until October 25, 2017 (or the earlier redemption, exchange or termination of the rights), to purchase from us one 1/1000th of a share of Series A Junior Participating Preferred Stock, or Series A share, at a price of $150.00, subject to certain anti-dilution adjustments. The preferred stock rights trade with, and not apart from, our common stock unless certain prescribed triggering events occur. The stockholder rights agreement is designed and implemented to enhance the ability of our board of directors to protect stockholder interests and to ensure that stockholders receive fair treatment in the event of any coercive takeover attempt. The stockholder rights agreement, however, is intended to discourage takeover attempts opposed by the board of directors, and may affect takeover attempts, including those that particular stockholders may deem in their best interests.

Registration Rights Agreement

In connection with the Company’s initial public offering in 2007, the third amended and restated registration rights agreement with certain of our stockholders, became effective. Pursuant to this agreement, certain holders of “Conversion Registrable Securities” (which include shares of common stock issued upon the conversion of Series I, Series II, Series IV, Series V and Series V-1 convertible preferred stock) may, at any time, subject to certain terms and conditions, require us to file with the SEC and cause to be declared effective a long-form registration statement on Form S-1 or a short-form registration on Form S-3 covering the resale of all shares of common stock held by such persons. Subject to the limitation that we will only be obligated to undertake an aggregate of three long-form registrations and three short-form registrations with respect to the Conversion Registrable Securities, we will be required to undertake such registration:

•	Upon the request of the holders of no less than a majority of Conversion Registrable Securities in the case of a long-form registration; provided, that the anticipated aggregate offering price of the Conversion Registrable Securities covered by such registration exceeds $20 million net of underwriting discounts and commissions; and

•	Upon the request of the holders of no less than 25% of Conversion Registrable Securities in the case of a short-form registration; provided, that the anticipated aggregate offering price of the Conversion Registrable Securities covered by such registration exceeds $5 million net of underwriting discounts and commissions.

Additionally, whenever we propose to register any of our common stock or other securities convertible or exchangeable into or exercisable for common stock, under the Securities Act, the holders of “Registrable Securities” will be entitled to customary “piggyback” registration rights, provided these shares may be excluded from the registration if they cause the number of shares in the offering to exceed the number of shares that the underwriters reasonably believe is compatible with the success of the offering. Other than underwriting discounts and commissions, we will pay all expenses relating to a demand or piggyback registration. We will also pay, or reimburse, for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the “Registrable Securities” included in such registration.

The registration of the 11,222,529 shares of common stock described in this prospectus is not pursuant to the third amended and restated registration rights agreement. All of the costs and expenses pursuant to the registration of the 11,222,529 shares of common stock described in this prospectus will be paid by the selling stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company.

Nasdaq Global Select Market

Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “ULTA”.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

•	Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control. The amendment of any of these anti-takeover provisions would require approval by holders of at least 66 2/3% of our outstanding common stock entitled to vote on such amendment.

In particular, our amended and restated certificate of incorporation and amended and restated bylaws provide for the following:

Staggered Board of Directors

Our board of directors is divided into three classes of the same or nearly the same number of directors, each serving staggered three-year terms, which means that only one class of directors may be elected at each annual meeting or special meeting in lieu of such annual meeting. These provisions may make the removal of incumbent directors difficult and may discourage third parties from attempting to circumvent the anti-takeover effects of our amended and restated certificate of incorporation and amended and restated bylaws by removing our incumbent directors.

Removal of Directors, Vacancies

Directors or the entire board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 66 2/3% of voting power of the shares of stock of the Company then entitled to vote at an election of directors. Vacancies on our board of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until the next annual election of directors and until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.

No Cumulative Voting

Delaware law provides that stockholders are not entitled to the right to cumulative votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

No Written Consent of Stockholders

Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of our stockholders may be called only by a majority of the entire board of directors, or by either the Chairman or the President of the Company.

Advance Notice Requirement

Stockholder proposals to be brought before an annual meeting of our stockholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nomination of persons for election to the board of directors. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.

Amendment

In order to amend the provisions of our amended and restated certificate of incorporation and amended and restated bylaws that are described above in this section, the approval of not less than 66 2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions make it more difficult to circumvent the anti-takeover provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Issuance of Designated Preferred Stock

Our board of directors is authorized to issue, without further action by the stockholders, up to 70,000,000 shares of designated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. We currently have 400,000 shares of preferred stock designated as Series A Junior Participating Preferred Stock. As of the date of this prospectus, we did not have any shares of preferred stock outstanding. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Limitation of Liability and Indemnification of Executive Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation provides that we shall indemnify our directors against liability to the corporation or stockholders to the fullest extent permissible under the DGCL. Our amended and restated bylaws provide that we shall indemnify our directors, officers and those serving at the request of the corporation to the fullest extent permissible under the DGCL, including in circumstances in which indemnification is otherwise discretionary under the DGCL. We also maintain director and officer liability insurance. These indemnification provisions are sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

SELLING STOCKHOLDERS

The following table provides the names of the selling stockholders and the number of shares of our common stock offered by them under this prospectus. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below. The selling stockholders are not obligated to sell any of the shares of common stock offered by this prospectus. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders.

The selling stockholders listed below consist of various partnerships and individuals associated with Global Retail Partners, or GRP, which has been a stockholder of the Company for many years, and Lyn Kirby, the Company’s current Chief Executive Officer. GRP expects that certain of its principals may continue to serve on our board of directors. The GRP funds that are selling stockholders are nearing the end of their investment period and are in the process of liquidating their positions. Depending on the entity, this process is expected to be complete in three to 24 months. In order to facilitate this process, it has determined that the sale of all or a portion of its holdings in the Company may be appropriate. Ms. Kirby has been the Company’s Chief Executive Officer and a member of our board of directors since December 1999 and served as the Company’s President from that time until May 2010. Ms. Kirby will resign as Chief Executive Officer of the Company between June 30 and September 2, 2010.

Except as indicated by footnote below or otherwise disclosed in this prospectus, the selling stockholders do not have any position, office or other material relationship with us or any of our affiliates, nor have they had any position, office or material relationship with us or any of our affiliates within the past three years. None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

Information with respect to beneficial ownership has been furnished by the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote below, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such persons. The percentage of shares beneficially owned prior to the offering is based on 58,597,261 shares of common stock outstanding as of May 10, 2010.

				Maximum
	Shares Beneficially			Number of	Shares Beneficially
	Owned			Shares	Owned
	Before the Offering			Being	After the Offering
Name	Number		Percent	Offered	Number		Percent

AOS Partners, L.P.(1)	5,476,300		9.3%	5,476,300	0		*
Lyn Kirby	2,944,723	(2)	5.0%	1,600,000	1,344,723	(2)	2.3%
GRPVC, L.P.(1)	1,451,194		2.5%	1,451,194	0		*
GRP AQ, L.P.(1)	1,157,989		2.0%	1,157,989	0		*
GRP Management Services Corp.(1)	649,768		1.1%	649,768	0		*
GRP II Investors, L.P.(1)	535,044		*	535,044	0		*
GRP II Partners, L.P.(1)	196,742		*	196,742	0		*
The Hillarie & Steven Dietz Revocable Trust dated June 21, 2007	82,245		*	59,388	22,857		*
Brian McLoughlin	70,578		*	68,578	2,000		*
Mark Suster	17,012		*	17,012	0		*
The John and Dana Kibler Trust UAD 7/3/07	7,673		*	7,673	0		*
Kelly Hwang	2,557		*	2,557	0		*
GRP Operations, Inc.(1)	284		*	284	0		*

*	Represents less than 1%.

(1)	Based on public filings and other information provided by GRP Management Services Corp. (“GRPMSC”) and its affiliates. GRPVC, L.P. (“GRPVC”) is the general partner of GRP II Partners, L.P. (“GRP Partners”) and GRPMSC is the general partner of GRPVC and GRP II Investors, L.P. (“GRP Investors”). Hique, Inc. is the general partner of AOS Partners, L.P. (“AOS Partners”). GRPMSC holds 649,768 shares in the capacity of an escrow agent. Messrs. Steven E. Lebow, Yves Sisteron and Hervé J.F. Defforey are members of the board of directors of the Company and have served as directors since 1997, 1993 and 2004, respectively. They are also members, together with Steven Dietz and Brian McLoughlin, of the investment committee of GRP II, L.P., GRP Investors and GRP Partners. Messrs. Lebow, Sisteron and Defforey own a majority of the voting stock of GRPMSC. Messrs. Sisteron and Defforey own a majority of the voting stock of GRP AQ, Inc., which is the general partner of GRP AQ, L.P. (“GRP AQ”). Messrs. Lebow, Sisteron and Defforey disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest therein. Additionally, GRP AQ, GRP Investors, GRP Partners, GRPVC, AOS Partners, GRPMSC and GRP Operations, Inc. are parties to the Third Amended and Restated Registration Rights Agreement, dated July 18, 2007, between the Company and the stockholders set forth on the signature pages thereto. The address for these entities is 2121 Avenue of the Stars, 31st Floor, Los Angeles, California 90067-5014, Attention: Steven Dietz.

(2)	Includes 1,074,000 shares that Ms. Kirby has the right to acquire within 60 days of May 10, 2010 upon the exercise of outstanding, vested stock options. Does not include 446,200 shares that Ms. Kirby will have the right to acquire at future dates upon the exercise of outstanding, unvested stock options.

PLAN OF DISTRIBUTION

The selling stockholders (including their pledgees, donees, transferees, assignees or other successors-in-interest) may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

(c) an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e) by pledge to secure debts or other obligations;

(f) underwritten offerings;

(g) directly to institutional investors;

(h) through agents to the public or to institutional investors;

(i) privately negotiated transactions;

(j) through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

(k) any combination of any of these methods of sale; and

(l) by any other legally available means, other than to cover hedging transactions; short sales; or through the issuance of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options on the shares, whether or not the options are listed on an options exchange.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers or dealers may act as principals, or as an agent of the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for the selling stockholders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. The selling stockholders have advised us that none of their affiliates are brokers or dealers registered with the SEC but to the extent the affiliates of the selling stockholders become brokers or dealers registered with the SEC, none of them will act as a broker or dealer in effecting sales of the shares covered by this prospectus, unless permitted to do so pursuant to advice received from the Financial Industry Regulatory Authority, Inc. (“FINRA”).

To the extent required under the Securities Act, the aggregate amount of the selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholder’s shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary brokerage commissions). Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

In any event, the aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling stockholders that may be deemed to be underwriting compensation pursuant to FINRA Rule 5110 will not exceed 8% of the gross proceeds of this offering to the selling stockholders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ULTA”.

The selling stockholders may loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

We have agreed to indemnify in certain circumstances the selling stockholders and any underwriters of the shares covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The shares offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders. We will not receive any proceeds from sales of any shares by the selling stockholders. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered hereby.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Ulta Salon, Cosmetics & Fragrance, Inc. appearing in Ulta Salon, Cosmetics & Fragrance, Inc.’s Annual Report (Form 10-K) for the fiscal year ended January 30, 2010, and the effectiveness of Ulta Salon, Cosmetics & Fragrance, Inc.’s internal control over financial reporting as of January 30, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s web site at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement. You may read or obtain a copy of the registration statement, including exhibits, from the SEC in the manner described above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2010, filed with the SEC on March 31, 2010;

•	our Proxy Statement on Schedule 14A for the annual stockholders’ meeting to be held on June 16, 2010, filed with the SEC on May 7, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2010, filed with the SEC on June 3, 2010;

•	our Current Report on Form 8-K filed with the SEC on April 27, 2010;

•	the description of our common stock, par value $0.01 per share, contained in our registration statement on Form 8-A filed with the SEC on October 24, 2007, including any amendments or reports filed for the purpose of updating the description; and

•	the description of our Series A Junior Participating Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed with the SEC on October 24, 2007, including any amendments or reports filed for the purpose of updating the description.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below.

Ulta Salon, Cosmetics & Fragrance, Inc
Attn: Investor Relations
1000 Remington Blvd., Suite 120
Bolingbrook, Illinois 60440
(630) 410-4800

You may also access all of the documents above and incorporated by reference into this prospectus free of charge at our website www.ulta.com. The reference to our website does not constitute incorporation by reference of the information contained on such website.

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Distribution Center
Store

Produced by Real Estate Research, Ulta Inc.

350 stores as of June 1, 2010

the
store
on
every
ones
LIPS
ULTA
BEAUTY

8,976,112 Shares

Ulta Salon, Cosmetics & Fragrance, Inc.

Common Stock

Prospectus Supplement
June 10, 2010

Joint Book-Running Managers

William Blair & Company	Wells Fargo Securities

Piper Jaffray	Thomas Weisel Partners LLC

Raymond James